Exhibit 99.1

Contact:
For immediate release	Mark Hendrix (Media Relations)
(202) 835-5162

RIGGS REPORTS 2004 THIRD QUARTER RESULTS

WASHINGTON, D.C., November 9, 2004 — Riggs National Corporation (NASDAQ: RIGS) today reported results for the quarter ended September 30, 2004. The Company’s net loss from continuing operations during the quarter was $10.4 million, or $0.34 per diluted share, compared to income from continuing operations of $100 thousand, or less than $0.01 per diluted share, in the comparable quarter of 2003. The Company’s net loss for the quarter ended September 30, 2004, which includes both continuing and discontinued operations, was $10.0 million, or $0.33 per diluted share, compared to net income of $139 thousand, or less than $0.01 per diluted share, in the quarter ended September 30, 2003.

Riggs’ results from continuing operations during the third quarter of 2004 were adversely affected by $20.3 million in additional expenses, primarily related to the Company’s Bank Secrecy Act (BSA) compliance efforts and the various investigations and lawsuits it is facing. In addition, the Company incurred $542 thousand related to the implementation of its previously announced efforts to exit or sell most of its international banking businesses. These expenses were offset by a $2.5 million gain on the sale of a property in London. As previously announced, the Company is attempting to sell its London and Channel Island operations. If a sale cannot be consummated, the Company may incur additional costs to wind down these businesses.

For the nine months ended September 30, 2004, the Company reported a loss from continuing operations of $41.7 million, or $1.42 per diluted share, and a net loss of $40.5 million, or $1.37 per diluted share. During the comparable period of 2003, Riggs recorded income from continuing operations of $7.9 million or $0.27 per diluted share and net income of $7.8 million, or $0.27 per diluted share. For the nine months ended September 30, 2004, Riggs incurred approximately $28.2 million of incremental costs primarily related to the Company’s BSA compliance efforts and the various investigations and lawsuits it is facing. The Company also incurred $10.8 million in expenses related to the implementation of the Company’s previously announced efforts to exit or sell most of its international banking businesses. This included a $7.1 million impairment charge on the Company’s corporate aircraft in the second quarter of 2004. These expenses were partially offset by a gain in the amount of $2.5 million on the sale of a property in London. The Company estimates net costs related to the exit from international operations will total $15.0 to $20.0 million.

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Page Two — Riggs Third Quarter 2004 Results

Net Interest Income

Net interest income from continuing operations in the third quarter of 2004 was $36.0 million compared to $39.3 million from continuing operations in the same quarter in 2003.

Net interest income from continuing operations in the nine months ended September 30, 2004 was $116.2 million compared to $132.3 million from continuing operations in the comparable period in 2003.

During the third quarter of 2004, Riggs recorded provisions for loan losses of $750 thousand, compared to $580 thousand in loan loss provisions recorded during the third quarter of 2003. As a result, net interest income after provision for loan losses was $35.2 million for the third quarter of 2004 compared to $38.8 million for the same quarter in 2003.

In accordance with an accounting interpretation adopted on October 1, 2003, Riggs deconsolidated two entities that have issued its trust preferred securities and began accounting for its securities as long-term debt. As a result of this change, net interest income was adversely impacted by $3.5 million and $10.4 million for the three and nine-month periods ended September 30, 2004, respectively, compared to the comparable periods of 2003. The Company has reconsolidated one of the entities that issued its trust-preferred securities, resulting in the reclassification of long-term debt to a trust-preferred obligation. This change does not impact reported net income.

Non-interest Income

Non-interest income from continuing operations in the third quarter of 2004 totaled $23.7 million compared with $28.4 million from continuing operations in the third quarter of 2003. Pre-tax securities gains during the third quarter of 2004 were $1 thousand compared with pre-tax securities gains of $1.4 million in the year-ago quarter. Venture capital gains during the third quarter of 2004 were $1.1 million compared to losses of $979 thousand in the third quarter of 2003. During the third quarter of 2003, Riggs recorded $2.2 million in income from key man insurance coverage and $1.2 million in gains from the sale of the Riggs Funds.

Non-interest income from continuing operations in the nine months ended September 30, 2004 totaled $74.9 million compared to $84.1 million from continuing operations in the prior comparable period in 2003. Non-interest income declined due to a decrease in securities gains of $12.3 million as well as to a $3.4 million decline in other non-interest income resulting from the key man insurance coverage and gains on the sale of the Riggs Funds recorded in 2003. These decreases were partially offset by a net increase in venture capital gains of $6.6 million. Venture capital gains during the first nine months of 2004 were $3.0 million, compared to losses of $3.6 million in the comparable period in 2003.

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Page Three — Riggs Third Quarter 2004 Results

Non-interest Expense

Non-interest expense from continuing operations in the 2004 third quarter was $80.0 million, compared to non-interest expense of $65.3 million from continuing operations in the year-ago quarter. Non-interest expenses increased primarily due to legal, consulting and other expenses primarily related to the Company’s BSA compliance efforts and the various investigations and lawsuits it is facing.

Non-interest expense from continuing operations in the nine months ended September 30, 2004 totaled $244.5 million, compared to non-interest expense of $188.0 million from continuing operations in the comparable period in 2003. Non-interest expenses for the nine months ended September 30, 2004 increased due to legal, consulting and other expenses primarily related to the Company’s BSA compliance efforts and the various investigations and lawsuits it is facing. In addition, the Company incurred a previously disclosed $25.0 million civil money penalty imposed by banking regulators for various BSA related matters.

Capital Position

     Riggs and Riggs Bank N.A. currently are classified as “well-capitalized” for purposes of federal banking regulations and have capital substantially above all regulatory capital ratio requirements for banks for such designation. The table below sets forth Riggs’ and Riggs Bank N.A.’s regulatory capital ratios as of September 30, 2004 and the regulatory capital ratio requirements for banks for “well capitalized” status:

	Riggs	Riggs Bank N.A.	To Be Well-Capitalized
			Under Prompt Corrective
			Action Provisions
Tier 1 Risk-Based	12.51%	11.66%	6.0%
Total Risk-Based	17.05%	12.33%	10.0%
Tier 1 Leverage	8.13%	7.80%	5.0%

The table below sets forth the approximate amount of capital each of Riggs and Riggs Bank N.A. has in excess of the regulatory capital ratio requirements for banks for “well capitalized” status as of September 30, 2004:

	Riggs	Riggs Bank N.A.
Tier 1 Risk-Based	$255,274,000	$219,271,000
Total Risk-Based	$276,759,000	$90,171,000
Tier 1 Leverage	$188,753,000	$162,217,000

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Page Four — Riggs Third Quarter 2004 Results

Non-performing Assets

Non-performing assets continued to be maintained at low levels. Non-performing assets were $871 thousand at September 30, 2004, compared to $4.1 million at September 30, 2003. Total reserve for loan losses at September 30, 2004 was $25.9 million and the ratio of loan loss reserve to total loans was .84%.

Dividend

Due to the Company’s desire to retain the strongest possible capital levels at both the Company and the Bank, the Company has suspended the payment of its dividend.

Litigation and Regulatory Matters

The Company’s Form 10-Q for the third quarter of 2004, which is being filed prior to or substantially simultaneously with this press release, contains additional information with respect to the various investigations, lawsuits and inquiries that the Company, the Bank, and current and former officers and directors are facing and various regulatory matters affecting the Company and the Bank, including the Bank’s actions to address its regulatory issues and enhance its compliance with the Bank Secrecy Act.

PNC Merger Agreement

On July 16, 2004, The PNC Financial Services Group, Inc. (PNC) and Riggs National Corporation entered into a merger agreement under which PNC agreed to acquire Riggs.

PNC had previously indicated to Riggs that it anticipated that the merger will be completed in the first quarter of 2005. Riggs cannot predict the possible impact that the various investigations, lawsuits and inquiries pending against it may have on the consummation of the merger.

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Riggs National Corporation, the largest bank holding company headquartered in the nation’s capital, has 51 branches in the Washington, D.C. metropolitan area. Riggs commands the largest market share in the District of Columbia and specializes in banking and financial management products and services for individuals, nonprofit organizations, and businesses.

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This press release includes forward-looking statements (as such terms defined in Section 21E of the Securities Exchange Act of 1934, as amended) that reflect Riggs’ current expectations and projections about future results, performance, prospects and opportunities, and include, without limitation, the references in this press release to earnings from venture capital, implementation of business strategies, statements about potential litigation and regulatory actions, anticipated cost savings and losses, efficiency gains, performance, the proposed transaction with PNC, and other effects of the initiatives described above. Riggs has attempted to identify these forward-looking statements by using words such as “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “estimate,”

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Page Five — Riggs Third Quarter 2004 Results

“could” or similar expressions. These forward-looking statements are based on information currently available and are subject to a number of risks, uncertainties and other factors that could cause actual results, performance, prospects or opportunities in 2004 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks include, but are not limited to, certain risks and uncertainties that may affect the operations, performance, development, growth projections and results of the business. More specifically, these risks include the growth of (or decline in) the economy, changes in credit quality or interest rates, changes in value of venture capital investments in the technology and other sectors, timing of technology enhancements for products and operating systems, the impact of competitive products, services and pricing, customer business requirements, Congressional legislation, regulatory oversight, investigations, the unfavorable resolution of legal proceedings or government inquiries, the denial of insurance coverage for claims made by Riggs, actions of the OCC and the Federal Reserve, regulatory, supervisory or enforcement actions of government agencies, the ability to successfully wind down and/or sell its international business operations, general economic conditions-both domestic and international-and similar matters, and Riggs’ ability to satisfy the closing conditions under the merger agreement with PNC. In addition, the continuing impact of the September 11, 2001 terrorist attacks on the U.S. and global economy, the possibility of additional attacks, and international political conditions also may be an important factor or make the occurrence of one or more of the aforementioned risks or factors more likely.

Do not place undue reliance on any forward-looking statements. Riggs undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

The PNC Financial Services Group, Inc. (“PNC”) and Riggs National Corporation (“Riggs”) have filed with the United States Securities and Exchange Commission (the “SEC”) a proxy statement/prospectus and will file other relevant documents concerning the merger of Riggs with and into PNC. RIGGS AND PNC URGE INVESTORS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain these documents free of charge at the SEC website (www.sec.gov). In addition, documents filed with the SEC by PNC will be available free of charge from Shareholder Relations at (800) 843-2206. Documents filed with the SEC by Riggs will be available free of charge from Riggs’ Investor Relations Department at (202) 835-4309 and from www.riggsbank.com

The directors, executive officers, and certain other members of management of Riggs may be soliciting proxies in favor of the merger from its shareholders. For information about these directors, executive officers, and members of management, shareholders are asked to refer to Riggs’ most recent annual meeting proxy statement, which is available on Riggs’ website (www.riggsbank.com) or using the contact information above.

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